Exhibit 99.2

               PERMA-FIX ANNOUNCES 23% INCREASE IN REVENUE FOR THE FOURTH QUARTER OF 2004 AND REPORTS RESULTS FOR FISCAL 2004

    ATLANTA, March 21 /PRNewswire-FirstCall/ -- Perma-Fix Environmental Services, Inc. (Nasdaq: PESI; BSE)(Germany: PES.BE) today announced financial results for the fourth quarter and fiscal 2004. Revenues for the quarter ended December 31, 2004, totaled $23.1 million, compared to $18.7 million for the same period in 2003. Results for the quarter reflect a 36.3% increase in revenue from the Nuclear Segment to $11.8 million, and a 13.3% increase in revenue from the Industrial Segment to $10.5 million. The increase in the Nuclear Segment was principally attributable to the Company's continued expansion within the mixed waste market, including new government contracts and a commercial contract awarded by a Fortune 500 customer. The increase in the Industrial Segment was attributable to the two facilities acquired in the first quarter of 2004, partially offset by the Army's Newport Hydrolysate project completed in 2003.

    Dr. Louis F. Centofanti, Chairman and CEO, commented, "During the fourth quarter, revenue increased 23 percent, we achieved net income, and we continued to generate strong cash flow. In fact, our net income would have been much higher, excluding certain unusual expenses we recorded during the quarter. We continue to sign new contracts including a recent award within our Industrial Segment to treat waste at the Kennedy Space Center, and a $23 million contract within our Nuclear Segment for the treatment of mixed wastes generated at the Department of Energy's Hanford Site. While we continue to increase sales and improve the flow of waste within our Nuclear Segment, we have still only scratched the surface of the sizeable mixed-waste market."

    Dr. Centofanti continued, "2004 was an important year for Perma-Fix. Foremost, we completed the restructuring of our Industrial Segment, which should improve our profitability going forward. In addition, we restructured the sales force, and our business pipeline is now stronger than ever. We also reduced our debt by over $10 million, and we are quite pleased with the terms of our new credit facility. The new credit facility will reduce our interest payments by another 50 basis points and reinforces the progress we have made in strengthening our balance sheet. Looking ahead, we are confident the Industrial Segment will experience sales growth and turn profitable during 2005. Within our Nuclear Segment, we also anticipate continued revenue growth and improved profitability for 2005. As a result, we expect a significant overall improvement in profitability in 2005 and plan to continue paying down debt and strengthening our balance sheet. As we enter 2005, we are quite encouraged by our early traction."

    Net income, before preferred stock dividends, for the quarter was $51,000 compared to $634,000 or $.02 per share for the same period in 2003. As previously disclosed, the Company discontinued operations at its Detroit, Michigan facility. As a result of the discontinuation of operations at the Detroit, Michigan facility, the Company incurred a non-recurring charge of $9.2 million in 2004 for the loss on disposal from discontinued operations, including a decrease of the loss of $657,000, from its previous estimate of $9.8 million reported in the third quarter of 2004. This $657,000 is recorded as a gain in the fourth quarter and is principally a result of the Company's change in estimate related to the non-cash charge for impairment of goodwill and other intangible assets allocated to discontinued operations, partially offset by an adjustment of the pension liability. Also, during the fourth quarter, the Company recorded an additional insurance receivable of $1.1 million due to the fires at the facility, as income from discontinued operations. Additionally, the Company recorded an impairment charge of $9.0 million in 2004, which represents an increase of $1.9 million, over its previous estimate of $7.1 million reported in the third quarter of 2004. This $1.9 million increase is recorded as a charge to continuing operations in the fourth quarter, and is a result of the Company's change in estimate pursuant to the finalization of its impairment test of the remaining goodwill and other intangible assets of the Industrial Segment. The net impact of the changes in estimates related to the discontinued operations and impairment charge was a loss of $114,000 for the fourth quarter of 2004.

    For the twelve months ended December 31, 2004, revenues increased by approximately 5.3% to $83.4 million, compared to $79.2 million in 2003. Results for fiscal 2004 reflect a 14.1% increase in revenue from the Nuclear Segment to $42.7 million, and a 2.7% decrease in revenue from the Industrial Segment to $37.5 million. The increase in the Nuclear Segment was principally attributable to the Company's continued expansion within the mixed waste market, including new government and commercial contract awards. The decrease in the Industrial Segment was attributable to the restructuring, as well as the Army's Newport Hydrolysate project completed in 2003.

    For the twelve months ended December 31, 2004, net loss, before preferred stock dividends, totaled $19.4 million or $.48 per share, compared to a profit of $3.1 million or $.08 per share in 2003. Results for 2004 include the discontinued operations charge of $9.2 million loss on disposal and $635,000 loss on discontinued operations, and the impairment charge of $9.0 million pursuant to its impairment test of the remaining goodwill and other intangible assets of the Industrial Segment, described above. As previously reported, the Company also recorded a $1.0 million non-recurring charge on the loss on disposal or impairment of other fixed assets within the Industrial Segment, as well as a charge of $1.4 million for the pre-payment of the $5.6 million principal amount of the Company's 13.5% senior subordinated notes. The net impact of the aforementioned charges was $21.2 million for 2004.

    The Company's Revolving Credit, Term Loan and Security Agreement with PNC Bank expires on December 22, 2005. The Company has received a commitment letter for an extension of this $25 million credit facility, through May 31, 2008, and is in the process of negotiating and finalizing the amended agreement. The credit facility consists of an $18 million revolving line of credit and a $7 million term loan. When finalized, the new terms of the credit facility will remain principally unchanged, with the exception of a 50 basis point reduction in the interest rate on both loans. Since the amended agreement has not been finalized, the Company has classified into the current portion of long-term debt, the long-term balance of the revolving credit and term loan as of December 31, 2004, in the amount of $6,480,000 and $2,083,000, respectively. If the Company is able to finalize the amended agreement with PNC Bank prior to the filing of its Form 10-K, the long-term portion of this consolidated debt balance, in the aggregate of $8,563,000 will be classified as long-term debt. Upon completion of the amended agreement, the Company expects to receive proceeds of approximately $4.0 million, which it intends on utilizing to repay a $3.5 million Unsecured Promissory Notes due August 31, 2005. The Company has filed a Form 12b-25 with the SEC, advising the SEC that its 2004 Form 10-K will be filed on or before March 31, 2005.

    Section 404 of the Sarbanes-Oxley Act of 2002 requires the Company to include an internal control report in its annual report on Form 10-K for the year ended December 31, 2004, which is to include management's assessment of the effectiveness of the Company's internal control over financial reporting as of the end of the fiscal year. That report also is required to include a statement that the Company's independent auditors have issued an attestation report on management's assessment of internal control over financial reporting. During the course of 2004, and early 2005, we, together with our outside internal controls consultant, have been engaged in a substantial effort to complete the documentation and testing of our internal controls over financial reporting in connection with our assessment of the effectiveness of our internal controls as of December 31, 2004, as required by Sarbanes-Oxley. Although our outside auditor, BDO Seidman, LLP has not yet finalized its assessment of our internal controls over financial reporting as of December 31, 2004, our internal reviews and those of our outside consultant have determined on a preliminary basis that we likely have, several accumulated significant deficiencies, which may constitute three aggregated material weaknesses in our internal controls over financial reporting, as of December 31, 2004, grouped as follows: 1) lack of effectively designed and maintained controls surrounding our pricing and invoicing process at certain facilities within our Industrial Segment; 2) inability to evidence the performance or review of monthly, quarterly, and annual financial statement closing processes, which management has designated integral to financial reporting, across all operating segments; and 3) lack of formal written corporate policies and procedures that define accounting and reporting responsibilities of financial personnel within the Company, in addition to improvements needed related to segregation of duties. We are reviewing steps to correct these weaknesses and are committed to developing a plan for their timely remediation. Since our outside auditor has not completed its review and assessment of our internal controls over financial reporting, the number of material weaknesses in our internal controls over financial reporting as of December 31, 2004, may be more or less than those described above. Management believes its assertions regarding the Company's internal controls over financial reporting will not preclude an unqualified opinion on the financial statements contained in the Company's 2004 Annual Report on Form 10-K.

    Perma-Fix Environmental Services, Inc. is a national environmental services company, providing unique mixed waste and industrial waste management services. The Nuclear Segment provides radioactive and mixed waste treatment services to hospitals, research laboratories and institutions, numerous federal agencies including the Departments of Energy and Defense and nuclear utilities. The Industrial Segment provides hazardous and non-hazardous waste treatment services for a diverse group of customers including Fortune 500 companies, numerous federal, state and local agencies and thousands of smaller clients. The company operates eleven major waste treatment facilities across the country.

    This press release contains "forward-looking statements" which are based largely on the company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the company's control. Forward-looking statements include, but are not limited to, the information concerning possible or assumed future results of operations of the company, the completion of the Industrial Segment restructuring, which should improve our profitability going forward, Industrial Segment sales growth, Industrial Segment turning profitable in 2005, Nuclear revenue growth and improved profitability for 2005, the sizeable mixed-waste market, overall improvement in profitability in 2005, and our ability to continue to pay down debt and strengthen our balance sheet. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including without limitation, future economic conditions, industry conditions, competitive pressures, the ability of the company to apply and market its technologies, neither the government nor any party which has granted the Company a material contract terminates their contract prior to expiration of the term of the contract, the DOE's failure to abide by or comply with its contracts or to deliver waste as anticipated, inability to correct material weaknesses we may have in our internal controls over financial reporting, that pending or future litigation or administrative proceeding (including, but not limited to, the pending proceedings brought by the U.S. Environmental Protection Agency against Perma-Fix of Dayton, Inc. ("PFD") alleging that PFD's operations require it to operate under a title V Air permit and a citizens' suit again PFD alleging similar matters) is resolved unfavorably to us, and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2003 Form 10-K and pages 18 and 19 of our Form 10-Q for quarter ended September 30, 2004. The company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

     Please visit us on the World Wide Web at http://www.perma-fix.com .

                           FINANCIAL TABLE FOLLOWS

                    PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                       For the years ended December 31

(Amounts in Thousands, Except for Share Amounts)

                                           Three Months                Twelve Months
                                      ------------------------    ------------------------
                                         2004          2003          2004          2003
                                      ----------    ----------    ----------    ----------
Net Revenues                          $   23,096    $   18,728    $   83,373    $   79,153
Cost of goods sold                        16,329        12,316        59,523        54,041
  Gross Profit                             6,767         6,412        23,850        25,112
Selling, general and
 administrative expenses                   5,564         4,375        18,702        17,527
Loss (gain) on disposal
 or impairment of fixed
 assets                                       (2)           11           994            (4)
Impairment loss on
 intangible assets                         1,901            --         9,002            --
  Income (loss) from
   operations                               (696)        2,026        (4,848)        7,589
Other income (expense):
  Interest income                              1             2             3             8
  Interest expense                          (486)         (697)       (2,020)       (2,804)
  Interest expense -
   financing fees                           (112)         (256)       (2,191)       (1,070)
  Other                                     (443)         (142)         (492)          (79)
Income (loss) from
 continuing operations                    (1,736)          933        (9,548)        3,644
Discontinued operations:
  Income (loss) from
   discontinued operations                 1,130          (299)         (635)         (526)
  Gain (loss) on disposals
   from discontinued
   operations                                657            --        (9,178)           --
    Total income (loss)
     from discontinued
     operations                            1,787          (299)       (9,813)         (526)
Net income (loss)                             51           634       (19,361)        3,118
Preferred Stock dividends                    (48)          (48)         (190)         (189)
Net income (loss)
 applicable to Common Stock           $        3    $      586    $  (19,551)   $    2,929
Net income (loss) per
 common share - basic:
  Continuing operations               $     (.04)   $      .03    $     (.24)   $      .10
  Discontinued operations                    .04          (.01)         (.24)         (.02)
  Net income (loss) per
   common share                       $       --    $      .02    $     (.48)   $      .08
Net income (loss) per
 common share - diluted:
  Continuing operations               $     (.04)   $      .02    $     (.24)   $      .09
  Discontinued operations                    .04          (.01)         (.24)         (.01)
  Net income (loss) per
   common share                       $       --    $      .01    $     (.48)   $      .08
Number of shares and
 potential common shares
 Used in computing net
 income (loss) per share:
  Basic                                   41,747        35,631        40,478        34,982
  Diluted                                 43,947        46,396        40,478        39,436

                    PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                              As of December 31

(Amounts in Thousands, Except for Share Amounts)              2004            2003
-------------------------------------------------------   ------------    ------------
ASSETS
Current assets
  Cash                                                    $        215    $        411
  Restricted cash                                                   60              30
  Accounts receivable, net of allowance for
   doubtful accounts of $570 and $661                           27,192          23,576
  Prepaid expenses and other                                     3,818           2,910
  Current assets of discontinued operations                      1,609           1,454
    Total current assets                                        32,894          28,381

  Net property and equipment                                    47,261          47,311
  Net property and equipment of discontinued
   operations                                                      600           5,758
  Permits                                                       12,895          16,680
  Goodwill                                                       1,330           6,216
  Finite Risk Sinking Fund                                       2,225           1,234
  Other assets                                                   3,250           4,635
    Total assets                                               100,455         110,215

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                        $      6,529    $      5,518
  Accrued expenses and other                                    17,936          14,463
  Current liabilities of discontinued operations                 2,550           1,345
  Current portion of long-term debt                             14,939           2,896
    Total current liabilities                                   41,954          24,222

Other long-term liabilities                                      9,147           7,983
Long-term liabilities of discontinued
 operations                                                      1,804              91
Long-term debt, less current portion                             4,017          26,192
  Total long-term liabilities                                   14,968          34,266

  Total liabilities                                             56,922          58,488

Commitments and Contingencies                                       --              --

Preferred Stock of subsidiary, $1.00 par value;
 1,467,396 shares authorized, 1,284,730 shares
 issued and outstanding, liquidation value
 $1.00 per share                                                 1,285           1,285

Stockholders' equity:
  Preferred Stock, $.001 par value; 2,000,000
   shares authorized, 2,500 shares issued and
   outstanding                                                      --              --
  Common Stock, $.001 par value; 75,000,000 shares
   authorized, 42,749,117 and 37,241,881 shares
   issued, including 988,000 shares held as
   treasury stock, respectively                                     43              37
 Additional paid-in capital                                     80,902          69,640
 Accumulated deficit                                           (36,794)        (17,243)
 Interest rate swap                                                (41)           (130)
                                                                44,110          52,304
Less Common Stock in treasury at cost;
 988,000 shares                                                 (1,862)         (1,862)

Total stockholders' equity                                      42,248          50,442

Total liabilities and stockholders' equity                $    100,455    $    110,215

SOURCE  Perma-Fix Environmental Services, Inc.
    -0-                             03/21/2005
    /CONTACT: Dr. Louis F. Centofanti, Chairman and CEO, Perma-Fix Environmental Services, Inc., +1-404-847-9990; or David Waldman or John Heilshorn, both of Lippert/Heilshorn & Associates, +1-212-838-3777, or dwaldman@lhai.com; or Herbert Strauss-European investor relations, in Austria, +011-43-316-296-316, or herbert@eu-ir.com, all for Perma-Fix Environmental Services, Inc./
    /Web site:  http://www.perma-fix.com /